EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                         WESTCON GROUP (DELAWARE), INC.

                                   * * * * *

     FIRST: The name of the Corporation is Westcon Group (Delaware), Inc.

     SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 215,000,000, consisting of 200,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 15,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

     The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.


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     FIFTH: The name and mailing address of the incorporator are:

Name                     Mailing Address
------------------------ -------------------------------------------------------
Amit Sibal               c/o Davis Polk & Wardwell
                         450 Lexington Avenue
                         New York, New York 10017

       SIXTH: (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than six nor more than eleven directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

               (b) The directors shall serve for a term ending on the date of the annual meeting. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal.

               (c) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

               (d) No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

               (e) Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, and such directors so elected shall not be subject to the provisions of this ARTICLE SIXTH unless otherwise provided therein.

     SEVENTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.


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     (2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right.

     (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

     (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

     (4) The rights and authority conferred in this ARTICLE SEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

     (5) Neither the amendment nor repeal of this ARTICLE SEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

     EIGHTH: Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the General Corporation Law of the State of Delaware, as amended from time to time, and may not be taken by written consent of stockholders without a meeting.


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     NINTH: Special meetings of the stockholders may be called by the Board of
Directors, the Chairman of the Board of Directors, the President or the Secretary of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH hereto, special meetings of holders of such Preferred Stock.

     TENTH: The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

     The stockholders may adopt, amend or repeal the Bylaws of the Corporation only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

     ELEVENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in ARTICLES SIXTH, SEVENTH, EIGHTH, NINTH and TENTH and this ARTICLE ELEVENTH may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in ARTICLES SIXTH, SEVENTH, EIGHTH, NINTH and TENTH and this ARTICLE ELEVENTH, unless such action is approved by the affirmative vote of the holders of not less than 662/3% of the total voting power of all outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.


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     IN WITNESS WHEREOF, I have hereunto signed my name this twenty- ninth day of December, 2000.


                                            /s/ Amit Sibal
                                            -----------------------------------
                                            Amit Sibal
                                            Incorporator


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